Exhibit 99.1

Streamline Health® Announces Preliminary Fourth Quarter Bookings and Fiscal Year 2021 Revenue

Atlanta, GA – February 24, 2022 – Streamline Health Solutions, Inc. (“Streamline” or the “Company”) (Nasdaq: STRM), a leading provider of solutions that enable healthcare providers to proactively address revenue leakage and improve financial performance, today announced preliminary bookings results for the fourth quarter of fiscal 2021 and preliminary revenue results for the fiscal year ended January 31, 2022.

The Company acquired Avelead Consulting, LLC on August 16, 2021, and all Bookings and GAAP operating results are included from that date to the end of the fiscal year ended January 31, 2022.

Preliminary Fourth Quarter 2021 Bookings Results

4Q21
Systems Sales	$296,000
Professional Services*	4,352,000
Audit Services	255,000
Maintenance and Support	486,000
Software as a Service (SaaS)*	2,199,000
Total	$7,588,000

*Bookings are presented on a total contract value basis.

Preliminary Fiscal Year 2021 GAAP Revenue Results

	Fiscal 2021	Fiscal 2020	Growth
SaaS Revenue	$7.5 – $8.1 million	$3.7 million	103% – 119%
Total Revenue	$16.8 – $17.4 million	$11.3 million	49% – 54%

The Company anticipates total revenues for fiscal 2021 to be in the range of $16.8 – $17.4 million, an increase of approximately 49% – 54% compared to $11.3 million during fiscal year 2020.

Full year SaaS revenue for fiscal 2021 is expected to be in the range of $7.5 – $8.1 million, an increase of approximately 103% – 119% compared to $3.7 million during fiscal year 2020.

Preliminary Fiscal Year 2021 Pro Forma Revenue Results

The following financial results are pro forma. Both fiscal year 2021 and 2020 financial results represent the consolidation of the Company with Avelead Consulting, LLC as if revenue from Avelead’s operations was fully recognized during both comparable periods.

	Fiscal 2021	Fiscal 2020	Growth
Pro Forma SaaS Revenue	$11.0 – $11.6 million	$5.8 million	89% – 100%
Pro Forma Consolidated Revenue	$22.0 – $22.6 million	$18.9 million	16% – 20%

Pro forma, consolidated total revenue for fiscal 2021 is expected to be in the range of $22.0 – $22.6 million, an increase of approximately 16% – 20% compared to $18.9 million during fiscal year 2020.

Pro forma, consolidated SaaS revenue for fiscal 2021 is expected to be in the range of $11.0 – $11.6 million, an increase of approximately 89% – 100% compared to $5.8 million during fiscal year 2020.

Management Commentary

“We are pleased with our SaaS revenue growth in fiscal 2021, especially considering the difficult selling environment our industry has experienced,” said Tee Green, President and CEO, Streamline Health Solutions. “We believe as macro conditions continue to improve our pace of bookings will accelerate for both our Avelead and eValuator divisions. We look forward to reporting additional information regarding our fourth quarter and fiscal 2021 performance in April.”

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) enables healthcare organizations to proactively address revenue leakage and improve financial performance. We deliver integrated solutions, technology-enabled services and analytics that drive compliant revenue leading to improved financial performance across the enterprise. For more information, visit www.streamlinehealth.net.

Non-GAAP Financial Measures

Streamline reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). Streamline’s management also evaluates and makes operating decisions using various other measures. An example of such measures are Pro forma consolidated revenue and Pro forma consolidated SaaS revenue, which are non-GAAP financial measures. Streamline’s management believes that these measures provide useful supplemental information regarding the performance of Streamline’s business operations following its acquisition of Avelead Consulting, LLC in August 2021.

Streamline defines “Pro forma consolidated revenue” and “Pro forma consolidated SaaS revenue” as the Company’s consolidated revenue and consolidated revenue, respectively, combined with Avelead’s revenue and SaaS revenue as if revenue from Avelead’s operations were fully recognized during the applicable periods.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements included herein. Forward-looking statements contained in this press release include, without limitation, statements regarding the Company’s growth prospects, estimates of backlog, industry trends and market growth, results of investments in sales and marketing, preliminary and pro forma financial information, success of future products and related expectations and assumptions. These risks and uncertainties include, but are not limited to, the timing of contract negotiations and execution of contracts and the related timing of the revenue recognition related thereto, the potential cancellation of existing contracts or clients not completing projects included in the backlog, the impact of competitive solutions and pricing, solution demand and market acceptance, new solution development and enhancement of current solutions, key strategic alliances with vendors and channel partners that resell the Company’s solutions, the ability of the Company to control costs, the effects of cost-containment measures implemented by the Company, availability of solutions from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry generally and the markets in which the Company operates and nationally, the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Company Contact

Jacob Goldberger

Director, Investor Relations and FP&A

303-887-9625

Jacob.goldberger@streamlinehealth.net